Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of                    , 2004, to the Indenture (defined below) made by and among Foster Wheeler LLC, a limited liability company organized under the laws of Delaware (the “Company”), and BNY Midwest Trust Company, an Illinois trust company, as Trustee (the “Trustee”), as successor to the obligations of Harris Trust and Savings Bank, an Illinois banking corporation.

W I T N E S S E T H

WHEREAS, pursuant to a declaration of trust (the "Declaration of Trust"), dated as of May 8, 1998, executed by the Company (as successor to Foster Wheeler Corporation by operation of merger) and the trustees of FW Preferred Capital Trust I, a wholly-owned business trust organized under the laws of Delaware (the "Trust"), the Trust has issued 9.00% Preferred Securities, Series I (liquidation amount $25 per preferred security) (the "Trust Preferred Securities");

WHEREAS, in connection with the issuance by the Trust of the Trust Preferred Securities, the Company issued $175,000,000 of its 9% Junior Subordinated Deferrable Interest Debentures, Series I (the "Debentures") to the Trust pursuant to a Junior Subordinated Indenture, dated as of January 13, 1999, with the Trustee, as amended and supplemented by the First Supplemental Indenture dated as of January 13, 1999 (the "First Supplemental Indenture") and the Second Supplemental Indenture dated as of March 15, 2003 (as so amended and supplemented, the "Indenture");

WHEREAS, the Company desires to amend the Indenture for the purpose of changing and eliminating certain provisions;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended, subject to certain exceptions, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debentures;

WHEREAS, the Trust holds all of the Debentures;

WHEREAS, pursuant to the Declaration of Trust, legal title to all assets of the Trust are vested in the Property Trustee;

WHEREAS, pursuant to the Indenture, if the Debentures are held by a Property Trustee, an amendment to the Indenture may be affected with the consent of the holders of a Majority in Liquidation Amount (as defined in the Declaration of Trust) of the Trust Securities;

WHEREAS, Section 7 of Annex I to the Declaration of Trust provides that in the event the consent of the Property Trustee as the holder of the Debentures is required under the Indenture, the Property Trustee shall act as directed by a Majority in Liquidation Amount of the Trust Securities;

WHEREAS, the Company has received consents to the following amendments from the Holders of at least a Majority in Liquidation Amount of the outstanding Debentures; and

WHEREAS, all conditions precedent to amend the Indenture and to make this Third Supplemental Indenture a valid and binding instrument in accordance with its terms have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree as follows:

ARTICLE I
EFFECTIVENESS AND EFFECT

SECTION 1.1.  Effectiveness and Effect.

This Third Supplemental Indenture shall take effect on the date hereof.  The provisions set forth in this Third Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture.  All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Third Supplemental Indenture.

ARTICLE II
AMENDMENT OF CERTAIN PROVISIONS OF THE INDENTURE

SECTION 2.1.  Deletion of Certain Provisions.

(a)           The section headings and the text of Section 4.03 and 10.01 of the Indenture and Section 7.1 of the First Supplemental Indenture are hereby deleted and eliminated in their entirety and replaced with “[Intentionally Deleted by Amendment]”.

(b)           All references in the Indenture, as amended by this Section 2.1, to any of the provisions deleted and eliminated as provided above, or to terms defined in such provisions, shall also be deemed deleted and eliminated.

ARTICLE III
MISCELLANEOUS

SECTION 3.1.  Indenture Effective.

Except as amended and supplemented hereby, the Indenture is hereby ratified and confirmed in all respects and shall remain in full force and effect.

SECTION 3.2.  Amendment; Discharge.

No provision of this Third Supplemental Indenture may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

SECTION 3.3.  Notices.

All notices provided hereunder shall be deemed made when delivered to the principal executive offices of the party to be notified.

SECTION 3.4.  Governing Law.

This Third Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 3.5.  Counterparts.

This Third Supplemental Indenture may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instruments.

SECTION 3.6.  Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.  The statements and recitals herein are deemed to be those of the Company not of the Trustee.

SECTION 3.7.  Trust Indenture Act to Control.

If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Sections 310 to 318, inclusive, of the TIA, such imposed duties shall control.  If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or excluded, as the case may be.

SECTION 3.8.  Headings.

The titles and headings of the articles and sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.9.  Separability.

In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, but this Third Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.10.  Benefits of Supplemental Indenture.

Nothing in this Third Supplemental Indenture, the Indenture or the Debentures, express or implied shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Debentures, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Debentures.

SECTION 3.11.  Assignment.

The Company will have the right at all times to assign any of its respective rights or obligations under this Third Supplemental Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all such obligations.  Subject to the foregoing, this Third Supplemental Indenture is binding upon and inures to the benefit of the parties thereto and their respective successors and assigns.  This Third Supplemental Indenture may not otherwise be assigned by the parties thereto.

SECTION 3.12.  Definitions.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Third Supplemental Indenture to be executed and delivered as of the date first written above.

FOSTER WHEELER LLC

By:
Name:
Title: Vice President

BNY MIDWEST TRUST COMPANY, as Indenture Trustee

By:
Name: C. Potter
Title: Assistant Vice President